For Immediate Release Wednesday, November 9, 2005

CYBERONICS PROVIDES TRD LAUNCH UPDATE AND REVISED Q2 GUIDANCE AT REUTERS HEALTHCARE SUMMIT
FY06 Q2 Results Scheduled for Release Monday, November 21 at 4:00 PM EST

HOUSTON, Texas, November 9, 2005 — Cyberonics, Inc.’s (NASDAQ:CYBX) Chairman of the Board and Chief Executive Officer, Robert P. (“Skip”) Cummins, today at the Reuters Healthcare Summit in New York City provided a 90-day TRD launch update and revised guidance for the second quarter ended October 28, 2005.

“In Q2, the first 90 days of the planned year-long TRD launch, the numbers of physicians and patients actively pursuing VNS Therapy more than doubled,” stated Mr. Cummins. “The number of MDs submitting epilepsy Patient Identification and Qualification (PIQ) forms and treatment-resistant depression (TRD) Insurance Verification and Patient Education Authorization (IVEA) forms to Cyberonics requesting our assistance with patient education and insurance approvals more than doubled in Q2 as compared to Q1, as did the number of patients actively moving towards VNS Therapy. In epilepsy, 1,121 MDs submitted 2,681 VNS Therapy PIQs in Q2. In TRD, 1,239 MDs submitted 3,234 IVEAs. The total number of patients actively moving towards VNS Therapy increased in Q2 from 2,162 active PIQed patients at the end of Q1 to 4,722 active PIQed and IVEAd patients at the end of Q2.

“The more than doubling in the numbers of physicians and patients actively moving towards VNS Therapy in the first 90 days after TRD launch is a testament to psychiatrists’ positive response to Cyberonics’ medical education programs,” continued Mr. Cummins. “With over 2,000 psychiatrists and 250 new VNS Therapy surgeons educated and trained in Q2, we are ahead of our original plan to educate and train over 5,000 psychiatrists and some 1,000 new VNS surgeons in fiscal 2006.

“As expected, the primary gating factor in converting psychiatrists’ and patients’ awareness, acceptance and demand for VNS Therapy into actual TRD implants and sales in the first 90 days after launch was coverage by third-party payers,” continued Mr. Cummins. “Existing codes for VNS Therapy services are being used in TRD, and reimbursement for hospitals, surgeons and treating physicians in TRD, when VNS Therapy is a covered benefit, is much the same as it is in epilepsy. In terms of national and regional coverage policies, we made good progress with all the major technology assessment organizations and all the major payers to obtain favorable national coverage policy more quickly relative to launch than Cyberonics did in epilepsy. Four factors give us confidence that we will accomplish that objective. First, a rapidly growing list of psychiatrists, patients and patient advocacy groups are becoming increasingly vocal advocates for parity for TRD patients in terms of VNS Therapy coverage and access relative to epilepsy patients. Secondly, existing TRD assessments and coverage policies are based on extremely limited pre-FDA approval, publicly-available information. Thirdly, all of the data and analyses that compelled FDA to approve VNS Therapy as the first and only treatment for TRD are now readily available from multiple public sources, including the product’s labeling, FDA’s Summary of Safety and Effectiveness and a growing list of peer-reviewed publications in well-respected psychiatric journals. Lastly, payment rates for VNS Therapy services, such as the 2006 Medicare payment rates that were posted in the CMS website last week, continue to increase indicating that VNS Therapy is widely regarded as a safe, effective and cost-effective therapy.

“Until such time as psychiatrists and TRD patients have essentially the same universal access to VNS Therapy as do neurologists and epilepsy patients, Cyberonics’ 68 nurse Case Managers will provide assistance with case-by-case approvals and reimbursement,” continued Mr. Cummins. “In the first 90 days after TRD launch, 22 different payers, including large payers such as Aetna, Alliance, seven different Blue Cross or Blue Shield organizations, Cigna, Healthnet, Medicare, Medicaid and United Healthcare have approved or reimbursed between one and 12 VNS Therapy TRD implants. Although case-by-case approvals (cycle times) took longer than expected in Q2, the percentage of case-by-case requests approved initially or on appeal (conversion rates) were better than anticipated.

“Cyberonics will report Q2 results and provide guidance for FY2006 on November 21, 2005 at 4:00 PM EST,” continued Mr. Cummins. Q2 sales will be just over $29 million, just below our Q2 original guidance range. Q2 sales were adversely affected not only by longer than expected TRD case-by-case approval cycle times, but also by the hurricanes, which closed hospitals in Florida, Louisiana and Mississippi and reduced Q2 sales by approximately $1.5 million. Net loss for Q2 will likely be less than $22.5 million, the midpoint of the original guidance range of a $20 million to $25 million net loss.

“In summary, Cyberonics is off to a good start on its mission to improve the lives of people touched by either pharmacoresistant epilepsy or treatment-resistant depression,” concluded Mr. Cummins. “Recent developments confirm for us that (1) neuromodulation is the next frontier for medical devices, (2) Cyberonics has a unique, highly proprietary neuromodulation franchise, and (3) Cyberonics is uniquely positioned with the therapies, market opportunities, patents and core competencies to become the neuromodulation industry leader within the next year.”

FY06 Q2 RESULTS CONFERENCE CALL AND WEBCAST ACCESS INFORMATION

The Company will report financial results for the second quarter ended October 28, 2005 on Monday, November 21, 2005 at 4:00 PM EST. A conference call to discuss these results will be held at 4:30 PM EST on Monday, November 21, 2005. To listen to the conference call live by telephone dial 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 2188891; the leader is Pam Westbrook. A replay of the conference call will be available two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 2188891.

The conference call will be webcast live, and the webcast is open to the public. To access the webcast, please enter www.cyberonics.com/webcast. Webcast participants will need to complete a brief registration form, and in some cases, download and install the appropriate software needed to participate in the webcast. Please allow extra time before the webcast begins to complete these on-line tasks. A replay of the webcast will be available on the website www.cyberonics.com within two hours after the completion of the webcast and available for one year. The conference call slides will be available on our website www.cyberonics.com by 4:00 PM EST on Monday, November 21.

ABOUT VNS THERAPY AND CYBERONICS

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy, depression and other chronic treatment-resistant disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy SystemTM, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve in the patient’s neck 24 hours a day. The Company’s initial market was epilepsy, a disorder characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the European Economic Area, Canada, Australia and other markets. To date, more than 32,000 epilepsy patients in 24 countries have accumulated over 94,000 patient years of experience using VNS Therapy.

The VNS Therapy System was approved by the FDA on July 15, 2005 “as an adjunctive long-term treatment for chronic or recurrent depression for patients 18 years of age and older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate antidepressant treatments.” As part of FDA’s approval order, Cyberonics is required to conduct a 450- patient post-market dosing study and a 1,000-patient, five-year patient outcome registry. For more information on VNS Therapy for treatment-resistant depression, including the contraindications, warnings and precautions, see the Physician’s and Patient’s Manuals and other information at www.cyberonics.com or www.vnstherapy.com or call 1-877-NOW 4 VNS.

The VNS Therapy System has been approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes, including unipolar depression and bipolar disorder (manic depression) since 2001.

VNS Therapy is at various levels of investigational clinical study as a potential treatment for anxiety disorders, Alzheimer’s disease, chronic headache/migraine and bulimia. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, whether or not Cyberonics will obtain national and regional coverage for VNS Therapy for TRD by third-party payers and if so, whether such coverage will be obtained more quickly than it was obtained in epilepsy, the amount of our Q2 sales and net loss, whether or not neuromodulation is the next frontier of medical devices, and whether or not Cyberonics is uniquely positioned to become the neuromodulation industry leader in the next year. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). For a detailed discussion of these and other cautionary statements, please refer to Cyberonics’ most recent filings with the SEC, including its Form 10-K for the fiscal year ended April 29, 2005.

CONTACT INFORMATION:

Helen Shik
Investor Relations	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd., Houston, TX 77058	230 Third Avenue, Waltham, MA 02451
Main: (281) 228-7200	Main: (781) 684-0770
Fax: (281) 218-9332	Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com

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